Exhibit 99.1

Sonder Holdings Inc. Announces Leadership Transition

SAN FRANCISCO – June 25, 2025 – Sonder Holdings Inc. (Nasdaq: SOND) (“Sonder” or the “Company”) today announced that after a transformative tenure as Co-Founder and Chief Executive Officer, Francis Davidson has stepped down as Sonder’s Chief Executive Officer and as a member of the Company’s Board of Directors. Janice Sears, Sonder’s Chairperson of the Board, has been appointed Interim Chief Executive Officer, effective immediately. Ms. Sears will continue to serve as Sonder’s Board Chairperson. The Board intends to immediately initiate a search process to identify Sonder’s next CEO.

Mr. Davidson said, “I am incredibly proud of the brand Sonder has become since we launched the company just over a decade ago. What started as an idea as a first-year university student in Montreal has now become a leading global brand providing our guests with unique technology and design-forward accommodations. With the foundation that we have built, I know it will be an exciting next chapter for Sonder fueled by growth, innovation, and delighting our guests every day. I have worked closely with Janice over the years and believe that she is best positioned to lead as interim CEO. It has been a privilege to work with such a passionate, driven, and innovative group of colleagues at Sonder to help fulfill my dream for what Sonder can be.”

Mr. Davidson has been the visionary behind Sonder's mission to revolutionize hospitality, and now that the integration with Marriott International is complete, the time is right to transition leadership. During his tenure, Mr. Davidson grew Sonder into a leading hospitality brand generating several hundred million dollars of annual revenue, serving millions of guests across over 40 markets in nine countries across North America, Europe and the UAE.

Ms. Sears said, “Sonder was built on Francis’ vision to create a new, alternative hospitality brand. His entrepreneurial spirit and visionary leadership have made Sonder into the global company and recognizable brand it is today. On behalf of the Board and all of our employees, I want to thank Francis for his tireless work and steadfast leadership. The Board is focused on identifying an outstanding executive to be Sonder’s next CEO to best position the Company to capitalize on the positive trends we are seeing across the business. Sonder has an immensely talented team and I will continue to work closely with the Board and management to advance our initiatives during this interim period.”

About Janice Sears

Ms. Sears has served on the Sonder Board since 2021, as Chairperson since January 2025, and previously as Lead Independent Director and Audit Committee Chair. Ms. Sears previously served as a director of Legacy Sonder since August 2021. From April 1988 to January 2009, Ms. Sears served in a variety of positions at Bank of America Securities, an investment bank, including most recently as the Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group. She concurrently served as the San Francisco Market President for Bank of America, a financial services company. Previously, Ms. Sears was a Real Estate Economist at both Chemical Bank, a bank holding company, and Citicorp, a financial services company. She serves on the board of directors, is the current Audit Committee Chair, and previously served as a member of the compensation committee and special committee of IQHQ, a private REIT in the life sciences real estate sector. She previously served on the board of directors, including as Audit Committee Chair and as a member of the Compensation Committee, at Invitation Homes Inc., a REIT that owns and operates single family rental houses across the United States. Ms. Sears also previously served on the board, including as Audit Committee Chair, of Essex Property Trust Inc., a REIT that owns and manages multifamily properties in the western United States, BioMed Realty Trust, a life sciences real estate investment trust sold to Blackstone Real Estate, and several non-profit organizations and private companies, including The Swig Company, an owner of office buildings in New York and California. She serves professionally at the National Association of Corporate Directors and the West Audit Committee Network and is the Board Chair of QUALICB, the real estate arm of Compass Family Services. Ms. Sears is a NACD Certified Director and holds a B.A. in both Economics and Marketing from the University of Delaware.

About Sonder

Sonder is a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning nine countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Instagram, LinkedIn or X.

Download the Sonder app on Apple or Google Play.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements regarding the CEO transition, improvements in liquidity and profitability; the anticipated benefits and synergies from the strategic licensing agreement with Marriott; the integration efforts and timing under the strategic licensing agreement with Marriott; the preferred stock financing and other sources of liquidity; improving Sonder’s balance sheet and long-term profitable growth; and other information concerning Sonder’s financial and operating goals and estimated, possible, or assumed future financial or operating results and measures, cash flow, or liquidity. These forward-looking statements are based on management’s current expectations, estimates, and beliefs, as well as a number of assumptions concerning future events and are not guarantees of future performance, conditions, or results. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including the risks and uncertainties described in the Company’s reports filed with the SEC and under the heading “Risk Factors” in its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.sec.gov. These forward-looking statements are only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

Media:

press@sonder.com

Investor:

ir@sonder.com